Exhibit 99.1

Enveric Biosciences Announces Exercise of Warrants for $2.2 Million Gross Proceeds

CAMBRIDGE, Mass., September 17, 2025 – Enveric Biosciences, Inc. (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company advancing next-generation neuroplastogenic small molecules to address psychiatric and neurological disorders, today announced the entry into definitive agreements for the immediate exercise of certain outstanding series A warrants to purchase up to an aggregate of 1,212,499 shares of common stock of the Company and series B warrants to purchase up to an aggregate of 1,212,499 shares of common stock originally issued in February 2025, having an exercise price of $3.00 per share, at a reduced exercise price of $0.915 per share. The shares of common stock issuable upon exercise of the warrants are registered pursuant to an effective registration statement on Form S-1 (No. 333-284277). The gross proceeds to the Company from the exercise of the warrants are expected to be approximately $2.2 million, prior to deducting placement agent fees and estimated offering expenses.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the warrants for cash, the Company will issue new unregistered series C warrants to purchase up to 2,424,998 shares of common stock and new unregistered Series D warrants to purchase up to 2,424,998 shares of common stock. The series C new warrants will have an exercise price of $0.915 per share, will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the new warrants and will expire five years thereafter. The series D new warrants will have an exercise price of $0.915 per share, will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the new warrants and will expire eighteen months thereafter.

The offering is expected to close on or about September 18, 2025, subject to satisfaction of customary closing conditions. The Company intends to use the net proceeds from the offering for product development, working capital and general corporate purposes.

The new warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”) and, along with the shares of common stock issuable upon their exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the new warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company focused on developing next-generation, small-molecule neuroplastogenic therapeutics that address unmet needs in psychiatric and neurological disorders. By leveraging a differentiated drug discovery platform and a growing library of protected chemical structures, Enveric is advancing a pipeline of novel compounds designed to promote neuroplasticity without hallucinogenic effects. Enveric’s lead candidate, EB-003, is the first known compound designed to selectively engage both 5-HT₂A and 5-HT₁B receptors to deliver fast-acting, durable antidepressant and anxiolytic effects with outpatient convenience.

For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposes,” “budgets,” “explores,” “schedules,” “seeks,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, should, would, or might occur or be achieved. Forward-looking statements may include statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management, including, but not limited to, statements regarding the completion of the offering, the satisfaction of customary closing conditions related to the offering, the receipt of stockholder approval and the anticipated use of proceeds from the offering. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: finalize and submit its IND filing to the U.S. Food and Drug Administration; carry out successful clinical programs; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its research and development pipeline assets; continue as a going concern; and manage its future growth effectively.

Contacts

Investor Relations

Tiberend Strategic Advisors, Inc.

David Irish

(231) 632-0002

dirish@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

(646) 577-8520

cmcdonald@tiberend.com